Exhibit 5.1

Goodwin Procter LLP Counselors at Law Three Embarcadero Center, 24th Floor San Francisco, CA 94111 T: 415.733.6000 F: 415.677.9041

June 17, 2010

Arrowhead Research Corporation

201 S. Lake Avenue, Suite 703

Pasadena, CA 91101

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated December 20, 2007 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (file No. 333-148218) (the “Registration Statement”) filed on December 20, 2007 by Arrowhead Research Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on January 30, 2008 and Post-Effective Amendment No. 1 to the Registration Statement was filed with the Commission on June 1, 2010. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 18, 2010 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 6,592,989 shares (the “Primary Shares”) of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company and warrants (the “Warrants”) to purchase up to 3,296,497 additional shares of Common Stock (the “Warrant Shares,” and, together with the Primary Shares and the Warrants, the “Securities”) covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Arrowhead Research Corporation

June 17, 2010

Based on the foregoing, we are of the opinion that the Primary Shares have been duly authorized and, when issued, delivered and paid for as contemplated in the Prospectus Supplement, will be validly issued, fully paid and non-assessable. Assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Warrant exercise, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

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